EXHIBIT 2.3

                             SECURED PROMISSORY NOTE

                            DATED AS OF JULY 1, 2002

                                  BY AND AMONG

                         SOFTWALL EQUIPMENT CORPORATION

                                       AND

                                RANDALL PETERSON

                             SECURED PROMISSORY NOTE

$125,000.00                                                         July 1, 2002
                                                           Fullerton, California

         FOR VALUE RECEIVED, Softwall Equipment, Inc., a Utah corporation ("Softwall") promises to pay to Randall D. Peterson and Sally W. Peterson Joint Tenants 11602 Colchester Drive Sandy, Utah, the sum of One Hundred and Twenty Five Thousand Dollars ($125,000.00).

         This Note shall be payable according to the following schedule:

         (1) Ten Thousand Dollars ($10,000.00) shall be paid on or before July 1, 2002;
         (2) Five Thousand Dollars ($5,000.00) shall be paid on or before August 1, 2002; and
         (3) Five Thousand Dollars ($5,000.00) shall be paid on or before September 1, 2002; and
         (4) One Hundred Five Thousand Dollars ($105,000.00) shall be paid on or before September 30, 2002.

         This Note may be prepaid in whole or in part at any time, without premium, penalty or prior notice.

         If Softwall fails to pay the balance of the Note by September 30, 2002, interest shall begin accruing on all unpaid amounts at the rate of fifteen percent (15%) per annum and the balance owing shall be due and payable upon demand or a new payment schedule renewed at the option of holder hereof. If Softwall fails to pay the balance of the note or fails to reach terms that are agreeable with the holder hereof beyond 10 days after written demand is made (a "Default"), then the holder hereof may by notice in writing sent to Softwall by regular mail and deemed to be received five (5) days after the postage date, declare the entire unpaid amount of this Note immediately due and payable, and pursue all rights and remedies under Utah or California law according to the UCC-1 Financing Statement recorded with the California Secretary of State to secure performance hereof at the sole discretion of the holder hereof.

         If Softwall fails to pay the full amount of principal and interest that has accrued on the Note by December 31, 2002, and such failure continues for a period of ten (10) days (a "Default"), then the holder hereof may by notice in writing sent to Softwall by regular mail and deemed to be received five (5) days after the postage date, declare the entire unpaid amount of this Note immediately due and payable, and pursue all rights and remedies under Utah or California law at the sole discretion of the holder hereof according to the UCC-1 Financing Statement recorded with the California Secretary of State to secure performance hereof.

         All payments to the holder hereof shall be made at the address set forth above or at such other address as the holder hereof shall specify in writing to Softwall.

         All amounts under the Note will be immediately due and payable to Mr. Peterson in the event that (I) Softwall files for relief under the United States Bankruptcy Code, or (ii)a receiver is appointed to manage any property secured by this Note, or (iii) any person begins foreclosure proceedings on any of the property secured by this Note.

         This Note shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of the State of California or Utah at the sole discretion of the holder hereof.

         Softwall has caused this Note to be executed by its duly authorized officer.

                                      SOFTWALL EQUIPMENT, INC.,
                                      A UTAH CORPORATION,

                                      By: ______________________________________
                                               Print Name: _____________________

                                               Print Title: ____________________